SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Old Mutual 2100 Absolute Return Fund, L.L.C.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  4643 South Ulster Street, 6th Floor
                  Denver, Colorado 80237

Telephone Number (including area code):  (720) 200-7600

Name and address of agent for service of process:

                                David J. Bullock
                                Old Mutual 2100 Absolute Return Fund, L.L.C.
                                4643 South Ulster Street, 6th Floor
                                Denver, Colorado 80237

Copy to:

George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York, 10022





Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        X     Yes        No
      ------       ----

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 28th day of April, 2006.

                                    Old Mutual 2100 Absolute Return Fund, L.L.C.


                                    By:  /s/ David J. Bullock
                                         ----------------------
                                         Name:  David J. Bullock
                                         Title: Manager